Exhibit 99.1

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

SECOND QUARTER RESULTS

Minneapolis, MN (July 15, 2020)  -  Winmark Corporation (Nasdaq: WINA) announced today net income for the quarter ended June 27, 2020 of $5,055,200 (or $1.33 per share diluted) compared to net income of $7,301,900 (or $1.79 per share diluted)  in the second quarter of 2019.  For the six months ended June 27, 2020, net income was $12,372,200 (or $3.21 per share diluted) compared to net income of $14,574,100 (or $3.52 per share diluted) for the same period last year.

Second quarter results were impacted by the COVID-19 pandemic, with royalty revenues 38% lower than the second quarter of 2019.  The Company experienced sequential monthly improvement in royalties during the second quarter as franchised stores reopened, with April, May and June royalty revenues of 16%, 76% and 108% of 2019, respectively.  Additionally, during the quarter, the Company repaid $40.0 million in borrowings under its revolving credit facility, ending the quarter with no revolver borrowings and $1.3 million of cash.

Brett D. Heffes, Chief Executive Officer, commented, “Our franchisee’s performance improved throughout the quarter, as they have proven extremely resilient during the pandemic.  While store operations are not fully back to pre-COVID levels, substantial progress has been made in the past 90 days and we are pleased with the overall performance of the Company.  I am impressed daily by the efforts of both our franchisees as well as our Winmark employees.”

Winmark Corporation creates, supports and finances business.  At June 27, 2020, there were 1,255 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  An additional 42 retail franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(unaudited)

	June 27, 2020	December 28, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$1,287,900	$25,130,300
Restricted cash	50,000	50,000
Receivables, net	1,893,800	1,669,500
Net investment in leases - current	11,688,600	12,800,100
Income tax receivable	-	497,900
Inventories	83,800	86,000
Prepaid expenses	966,900	968,100
Total current assets	15,971,000	41,201,900

Net investment in leases – long-term	7,152,500	12,505,500
Property and equipment, net	2,560,100	2,772,600
Operating lease right of use asset	3,353,100	3,595,200
Goodwill	607,500	607,500
Other assets	475,300	492,500
Deferred income taxes	1,506,900	667,000
	$31,626,400	$61,842,200

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Notes payable, net	$4,236,100	$3,736,100
Accounts payable	1,831,600	1,015,000
Income tax payable	3,280,800	-
Accrued liabilities	2,455,900	2,783,100
Discounted lease rentals	1,974,700	2,680,700
Deferred revenue	1,694,300	1,717,000
Total current liabilities	15,473,400	11,931,900

Long-Term Liabilities:
Notes payable, net	19,750,700	21,868,800
Discounted lease rentals	1,033,400	836,900
Deferred revenue	7,469,100	7,858,500
Operating lease liabilities	5,522,800	5,846,100
Other liabilities	943,200	1,051,700
Total long-term liabilities	34,719,200	37,462,000

Shareholders’ Equity (Deficit):
Common stock, no par, 10,000,000 shares authorized, 3,723,187 and 3,947,858 shares issued and outstanding	6,411,300	11,929,300
Retained earnings (accumulated deficit)	(24,977,500)	519,000
Total shareholders’ equity (deficit)	(18,566,200)	12,448,300
	$31,626,400	$61,842,200

Winmark Corporation

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter Ended		Six Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Revenue:
Royalties	$7,805,800	$12,653,200	$18,978,300	$24,414,600
Leasing income	3,473,800	3,203,000	9,345,000	8,358,300
Merchandise sales	361,500	721,800	1,115,600	1,332,800
Franchise fees	342,100	413,900	729,500	805,700
Other	406,300	412,300	821,100	824,000
Total revenue	12,389,500	17,404,200	30,989,500	35,735,400
Cost of merchandise sold	346,100	681,200	1,063,800	1,252,700
Leasing expense	516,600	370,900	1,932,800	1,069,600
Provision for credit losses	(111,500)	69,300	503,900	79,400
Selling, general and administrative expenses	4,960,500	6,435,900	10,709,400	13,420,300
Income from operations	6,677,800	9,846,900	16,779,600	19,913,400
Interest expense	(538,700)	(500,300)	(1,063,900)	(942,500)
Interest and other income (expense)	12,600	(6,100)	18,500	(6,400)
Income before income taxes	6,151,700	9,340,500	15,734,200	18,964,500
Provision for income taxes	(1,096,500)	(2,038,600)	(3,362,000)	(4,390,400)
Net income	$5,055,200	$7,301,900	$12,372,200	$14,574,100
Earnings per share - basic	$1.37	$1.94	$3.34	$3.80
Earnings per share - diluted	$1.33	$1.79	$3.21	$3.52
Weighted average shares outstanding - basic	3,688,248	3,771,439	3,699,923	3,839,563
Weighted average shares outstanding - diluted	3,803,807	4,072,408	3,857,779	4,135,827